SCHEDULE 14A INFORMATION

     PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934(AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [   ]

Check the appropriate box:

[   ] Preliminary Proxy Statement

[   ] Confidential, for Use of the Commission Only
       (as permitted by Rule 14a-6(e)(2))

[   ] Definitive Proxy Statement

[X]   Definitive Additional Materials

[   ] Soliciting Material Under Rule 14a-12

                                SYSCO CORPORATION
                (Name of Registrant as Specified in Its Charter)

                                      N/A
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

   [X]     No fee required.
   [ ]     Fee computed on table below per Exchange Act Rules  14a-6(i)(1)  and
           0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:



[  ]    Fee paid previously with preliminary materials.

[  ]    Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)     Amount Previously Paid:


(2)     Form, Schedule or Registration Statement No.:


(3)     Filing Party:

(4)     Date Filed:

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This reminder is for SYSCO  associates who are shareholders of SYSCO. The annual meeting of shareholders of SYSCO Corporation will take place on Friday, November 7, 2003. This email is to remind you that your vote is important to SYSCO.

If you have already voted your shares, Thank You. If you have not voted yet, we encourage you to vote promptly using the proxy card included with the proxy statement and annual report that you should have already received. If it is convenient, you may also vote by telephone or the Internet. Internet voting is accessible at www.sysco.com.

Your Board of Directors recommends that shareholders vote FOR the election of five directors (proposal 1); FOR the adoption of an amendment to SYSCO's Restated Certificate of Incorporation to increase the number of shares of Common Stock that SYSCO will have the authority to issue from one billion (1,000,000,00) to two billion (2,000,000,000) (proposal 2); FOR approval of the 2003 Stock Incentive Plan (proposal 3); and AGAINST the shareholder proposal (proposal 4). For a more detailed discussion of these proposals, please refer to the proxy statement.

Please vote your shares today. - Again the Board recommends that you vote - FOR proposals 1, 2 and 3 and AGAINST proposal 4. If you need another copy of the proxy statement or have any questions, please contact our proxy solicitor, MacKenzie Partners, Inc., toll free at (800) 322-2885 or collect at (212) 929-5500. We appreciate your prompt attention to voting your shares and thank you for your continued interest in your Company.